EXHIBIT 5

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                       [Conyers Dill & Pearman Letterhead]

1 October 2004

RenaissanceRe Holdings Ltd.
Renaissance House
8-12 East Broadway
Pembroke  HM 19
Bermuda

Dear Sirs

RenaissanceRe Holdings (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-8 dated 1 October 2004 to be filed with the Securities and Exchange Commission (the "Commission") on 1 October 2004 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the "Securities Act") of 6,000,000 common shares, par value US$1.00 per share (the "Common Shares"), issuable pursuant to the RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan (the "Plan", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 30 September 2004, copies of minutes of a meeting of the members of the Company held on 31 August 2004, minutes of a meeting of the board of directors of the Company held on 20 May 2004 and minutes of a meeting of the special meeting committee of the board of directors of the Company held on 23 July 2004, each certified by the Secretary of the Company on 30 September 2004 (together, the "Minutes") and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto

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have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (d) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (g) that the Plan is valid, binding and enforceable in accordance with its terms, (h) that the total number of shares of the Company in issue at any time will not exceed the number of shares in its authorised capital, (i) that the issue of the Common Shares pursuant to the Plan will at all times comply with the permissions from the Bermuda Monetary Authority.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2. When issued and paid for in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

CONYERS DILL & PEARMAN